SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 2, 2010

OmniReliant Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

14375 Myerlake Circle
Clearwater, FL 33760
 (Address of principal executive offices) (zip code)

 (727) 230-1031
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
Entry into a Material Definitive Agreement.

On December 2, 2010, OmniReliant Holdings, Inc. (the “Company”) entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Agreement”) whereby it sold and assigned all of its right and title in its “Local Ad Link” software (the “Assets”) to Zurvita Holdings, Inc. (“Zurvita”) (the “Asset Sale”).  In consideration for the Asset Sale, Zurvita agreed to (i) assume all payments, expenses, costs and liabilities of any kind or nature, as they relate to the Assets, (ii) terminate the license agreement, dated as of October 9, 2009 by and between the Company and Zurvita (however, the promissory note in the principal amount of Two Million Dollars ($2,000,000) issued by Zurvita under such license agreement and held by the Company (the “Note”) shall remain outstanding, due and payable), and (iii) cause copies of the Assets (the “LAL Copies”), including copies of the URL, Trademark and source codes, to be placed in an Iron Mountain Account.

Additionally, in connection with the Asset Sale, the Company and Zurvita entered into a security agreement (the “Security Agreement”) dated December 2, 2010 securing the Note with certain of Zurvita’s assets, including the LocalAdLink Software and the LAL Copies placed in the Iron Mountain Account.

Item 9.01      Financial Statements and Exhibits.

Exhibit Number	Description
10.1 10.2	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniReliant Holdings, Inc.

Dated: December 3, 2010	By: /s/ Robert DeCecco
Name: Robert DeCecco
Title: Chief Executive Officer